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As filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
the Securities Act of 1933

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0347963 (I.R.S. Employer Identification No.)
1550 Liberty Ridge Drive, Suite 100, Wayne, Pennsylvania (Address of Principal Executive Offices)	19087 (Zip Code)

2004 Stock Incentive Plan
(Full title of the plan)

Richard C. Ill, President and CEO
Triumph Group, Inc.
1550 Liberty Ridge Drive, Suite 100,
Wayne, Pennsylvania
(Name and address of agent for service)

(610) 251-1000
(Telephone number, including area code, of agent for service)

with a copy to:
Edward D. Slevin, Esquire
Gerald J. Guarcini, Esquire
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
(215) 665-8500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share	1,600,000 shares	$35.57(2)	$56,912,000(2)	$6,698.54

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee. In accordance with Rules 457(c) and 457(h) of the Securities Act, the price shown is based upon the average of the high and low price of the Common Stock on June 13, 2005, as reported on the New York Stock Exchange.

PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of this Registration Statement will be given or sent to all persons who participate in the 2004 Stock Incentive Plan.

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by Triumph Group, Inc. (the "Company") (File No. 1-12235) are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005; and (2) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 27, 1996.

        Each document filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        The Company's certificate of incorporation provides that, as permitted by Delaware law, the Company's directors are not liable to the Company or the Company's stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. Further, under the provisions of the Company's bylaws, as amended, each person who is or was a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the Company's request as a director, officer, employee or agent of another company or other entity shall be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company's best interests, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing, no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court deems proper.

        The termination of any action, suit or proceedings by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the Company's best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        In addition, to the extent that such a person is successful on the merits or otherwise in defense of any action, suit, or proceeding brought against him or her by reason of the fact that he or she is the Company's director, officer, employee or agent, he or she shall be indemnified against expenses, including attorneys' fees actually and reasonably incurred in connection therewith.

        The Company's bylaws, as amended, provide that expenses incurred by an director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

        Any indemnification under the provisions summarized above (unless ordered by a court) shall be made by the Company only as authorized in each specific case upon a determination that indemnification of such person is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the applicable provision. Such determination shall be made by any of (1) a majority vote of the Company's directors who are not parties to the action, suit or proceeding (even though less than a quorum), (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        The Company maintains director and officer insurance with respect to those claims described above in customary amounts.

        The foregoing summaries are necessarily subject to the complete text of the relevant statute or document.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

4	Form of Common Stock Certificate (Incorporated by reference to the Company's registration statement on Form S-1 (Registration No. 333-10777), declared effective on October 24, 1996).
5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5)
99	2004 Stock Incentive Plan

Item 9.    Undertakings.

        A.    The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Commonwealth of Pennsylvania, on June 17, 2005.

Triumph Group, Inc.
By:	/s/ RICHARD C. ILL Richard C. Ill President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RICHARD C. ILL Richard C. Ill	President, Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2005
/s/ JOHN R. BARTHOLDSON John R. Bartholdson	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	June 17, 2005
/s/ KEVIN E. KINDIG Kevin E. Kindig	Vice President and Controller (Principal Accounting Officer)	June 17, 2005
/s/ WILLIAM O. ALBERTINI William O. Albertini	Director	June 17, 2005
/s/ RICHARD C. GOZON Richard C. Gozon	Director	June 17, 2005
/s/ CLAUDE F. KRONK Claude F. Kronk	Director	June 17, 2005
/s/ JOSEPH M. SILVESTRI Joseph M. Silvestri	Director	June 17, 2005
/s/ GEORGE SIMPSON George Simpson	Director	June 17, 2005
/s/ TERRY D. STINSON Terry D. Stinson	Director	June 17, 2005

EXHIBIT INDEX

Number	Exhibit
4	Form of Common Stock Certificate (Incorporated by reference to the Company's registration statement on Form S-1 (Registration No. 333-10777), declared effective on October 24, 1996).
5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5)
99	2004 Stock Incentive Plan

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SIGNATURES
EXHIBIT INDEX